Exhibit 99.1

Scripps’ quarterly segment profit jumped 21%, driven by political and distribution revenue

Feb. 24, 2023

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) delivered $681 million in revenue and $204 million in segment profit for the fourth quarter of 2022, year-over-year increases of 9.4% and 21% respectively, driven by growth in political advertising and distribution-related revenues.

On Jan. 5, the company announced plans to reorganize, creating a more nimble enterprise that further leverages Scripps’ strong position in the U.S. television ecosystem and propels its growth across emerging media marketplaces. Scripps Networks President Lisa Knutson was promoted to chief operating officer and is leading the reorganization. Scripps expects this work to result in at least $40 million in annual savings and will begin taking restructuring charges this year.

Highlights:

•On Dec. 15, the company launched the Scripps Sports division to seize on this moment of opportunity in the changing sports rights landscape with its local market depth and national broadcast reach, in partnership with sports leagues, conferences and teams. Brian Lawlor, who has led the company’s Local Media division since 2009, was appointed president of the new division.

•Scripps News launched Jan. 1, incorporating the former Newsy brand and other Scripps national news operations into one powerful national news network.

•The Local Media division delivered a full-year midterm election-year record of nearly $200 million in political advertising revenue, alongside the record $655 million in distribution revenue for 2022, driving a 13% increase in division revenue over fiscal year 2021.

•Scripps will renew about 75% of traditional pay TV subscriber households in 2023, driving distribution revenue growth and margin expansion.

•The Scripps Networks division grew connected TV (CTV) revenue by nearly 40% from 2021 to 2022 as its popular national brands, including ION, Bounce and Grit, gained further distribution across the major streaming services. The division expects to generate more than $100 million in CTV revenue in 2023.

•In January, Scripps partnered with the nonprofit News Literacy Project on the fourth annual National News Literacy Week – a public service effort to encourage news consumers to stop the flood of misinformation and learn how to identify trustworthy news. Dozens of other media outlets partnered with the initiative to educate their readers and viewers on this important issue for democracy.

“Since the beginning of this year, Scripps has been engaged in examining the best ways to structure our company so that we are well-positioned to capture the opportunities we see emerging in our industry,” said Adam Symson, Scripps’ president and CEO. “We see those in three key growth areas: the content categories of news, sports and entertainment; TV distribution platforms; and the burgeoning marketplace enabled by ATSC 3.0.

“The reorganization work will include the centralization of some services and the consolidation of layers of management across the company. We expect to realize savings of at least $40 million. Our end goal, however, is not just a more efficient structure but a smarter one, designed to use the breadth of our assets to accelerate the company’s growth.

“As a precursor to our reorganization work, we launched the Scripps Sports division, led by Brian Lawlor, to serve sports teams and leagues left isolated from their fans by the fall-out connected to cord cutting. Through our local station portfolio and the ION network, we have both local market depth and unparalleled national reach over the air, on pay TV and across the important digital platforms — everywhere audiences watch television. We are working with leagues and teams that recognize the way a partnership with Scripps will expand their reach and strengthen their connection with the passionate fans who are so crucial to them.

“As we all bear witness to this country’s ongoing economic uncertainty and its impact on consumer spending, we see even greater opportunity for Scripps through free TV. It is a growth lever that differentiates our story from peers. Given our sizable share of all OTA viewing, we are creating shareholder value by promoting the use of digital antennas and other new ways of accessing our high-quality television programming for free. In addition, we are working with the industry to develop business models made possible through ATSC 3.0 technology. The most promising of these is datacasting – a marketplace quickly moving from the horizon to the foreground, with tremendous opportunity for those who hold broadcast spectrum.”

Operating results
Total fourth-quarter company revenue was $681 million, an increase of 9.4% or $58.7 million from the prior-year quarter due to higher political and distribution revenue in our Local Media division.

Costs and expenses for segments, shared services and corporate were $477 million, up from $454 million in the year-ago quarter.

Income attributable to the shareholders of Scripps was $73 million or 84 cents per share. The pre-tax costs for the quarter included a $7.4 million gain on extinguishment of debt from the redemption of senior notes. This item increased income attributable to the shareholders by $5.5 million, net of taxes, or 7 cents per share. In the prior-year quarter, income from continuing operations attributable to the shareholders of Scripps was $40.2 million or 43 cents per share. Pre-tax costs for the prior-year quarter included acquisition and related integration costs of $4.8 million and an $1.6 million loss on extinguishment of debt from the redemption of senior notes. These items decreased income from continuing operations by $4.8 million, net of taxes, or 5 cents per share.

Fourth-quarter 2022 results by segment compared to prior-period amounts:

Local Media
Revenue from Local Media was $433 million, up 24% from the prior-year quarter.

•Core advertising revenue decreased 11% to $164 million.

•Political revenue was $106 million, compared to $11 million in the prior-year quarter.

•Distribution revenue increased 5.4% to $160 million.

Segment expenses increased 4.9% to $282 million, driven by network affiliation fees and the impact of Scripps employees returning to working in its station buildings.

Segment profit was $152 million, compared to $82.2 million in the year-ago quarter.

Scripps Networks
Revenue from Scripps Networks was $248 million, down 9.2% from the prior-year quarter, reflecting softness within the national advertising marketplace as a result of macroeconomic challenges.

Segment expenses for Scripps Networks were $168 million, in-line with expenses in the prior-year quarter.

Segment profit was $80 million, compared to $106 million in the year-ago quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $18 million and total debt was $2.9 billion.

During 2022, we redeemed a total of $172 million of the outstanding principal on our senior notes, including $48 million in Q4, and we made additional principal payments on our term loan totaling $100 million, including $75 million in Q4. In addition, we made mandatory principal payments of $18.6 million on our term loans in 2022, for a total reduction in gross debt of $290 million.

Preferred stock dividends paid in 2022 were $48 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are for the period ending Dec. 31, 2022:

Total 2022 company revenue was $2.5 billion, an increase of 7.4% or $170 million from the prior year, due to higher political and distribution revenues. Political revenue was $208 million, compared to $22.7 million in the prior year.

Costs and expenses for segments, shared services and corporate were $1.9 billion, up from $1.7 billion in the year-ago period, reflecting costs attributed to our 2021 over-the-air network launches, continued investment in programming, higher affiliation fees and the impact of Scripps employees returning to working in its stations and offices.

Income attributable to the shareholders of Scripps was $145.6 million or $1.62 per share. Pre-tax costs for the 2022 period included $1.6 million of acquisition and related integration costs as well as an $8.6 million gain on extinguishment of debt from the redemption of senior notes. These items increased income attributable to the shareholders by $5.2 million, net of taxes, or 6 cents per share. In the prior-year period, income from continuing operations attributable to the shareholders of Scripps was $66.5 million or 74 cents per share. Pre-tax costs for the prior year included: an $81.8 million gain from the sale of Triton; a $15.3 million loss on extinguishment of debt; a $99.1 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability; acquisition and related integration costs of $40.4 million; $9.4 million of restructuring costs; and a $32.6 million gain on the sale of our Denver (KMGH) television station building. These items decreased income from continuing operations by $58.8 million, net of taxes, or 67 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2022.

First-quarter 2023
Local Media revenue	Down mid-single-digit percent range
Local Media expense	Flat
Scripps Networks revenue	Down high-single-digit percent range
Scripps Networks expense	Up high-single-digit percent range
Shared services and corporate	About $24 million

Full-year 2023
Interest paid	Between $180-$190 million
Capital expenditures	Between $75-$85 million
Taxes paid	Between $40-$50 million
Depreciation and amortization	Between $155-$165 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 4229660 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time Feb. 24 until midnight March 24. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 3388176.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Scripps News and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery, Laff and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021

Operating revenues	$680,941	$622,291	$2,453,215	$2,283,532
Segment, shared services and corporate expenses	(476,565)	(453,594)	(1,856,930)	(1,701,331)
Acquisition and related integration costs	—	(4,791)	(1,642)	(40,373)
Restructuring costs	—	—	—	(9,436)
Depreciation and amortization of intangible assets	(40,104)	(39,578)	(160,433)	(161,922)
Gains (losses), net on disposal of property and equipment	(215)	(679)	(5,866)	30,275
Operating expenses	(516,884)	(498,642)	(2,024,871)	(1,882,787)
Operating income	164,057	123,649	428,344	400,745
Interest expense	(46,703)	(38,259)	(161,130)	(165,164)
Gain (loss) on extinguishment of debt	7,355	(1,572)	8,589	(15,347)
Defined benefit pension plan income (expense)	605	(93)	2,613	(343)
Gain on sale of Triton business	—	—	—	81,784
Losses on stock warrant	—	—	—	(99,118)
Miscellaneous, net	(3,222)	(8,585)	(1,953)	(15,469)
Income from continuing operations before income taxes	122,092	75,140	276,463	187,088
Provision for income taxes	(36,543)	(22,323)	(80,561)	(71,189)
Income from continuing operations, net of tax	85,549	52,817	195,902	115,899
Income (loss) from discontinued operations, net of tax	—	(14)	—	6,813
Net income	85,549	52,803	195,902	122,712
Preferred stock dividends	(12,576)	(12,576)	(50,305)	(49,372)
Net income attributable to the shareholders of The E.W. Scripps Company	$72,973	$40,227	$145,597	$73,340
Net income per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income from continuing operations	$0.84	$0.43	$1.62	$0.74
Income from discontinued operations	—	—	—	0.08
Net income per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.84	$0.43	$1.62	$0.81

Diluted weighted-average shares outstanding	84,792	91,206	87,346	87,979
See notes to results of operations.
The sum of net income per share from continuing and discontinued operations may not equal the reported total net income per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.
Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, procurement, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2022	2021	Change	2022	2021	Change

Segment operating revenues:
Local Media	$433,439	$350,734	23.6%	$1,494,357	$1,319,468	13.3%
Scripps Networks	247,844	272,938	(9.2)%	961,242	951,883	1.0%
Other	3,990	2,546	56.7%	14,628	26,924	(45.7)%
Intersegment eliminations	(4,332)	(3,927)	10.3%	(17,012)	(14,743)	15.4%
Total operating revenues	$680,941	$622,291	9.4%	$2,453,215	$2,283,532	7.4%

Segment profit (loss):
Local Media	$151,627	$82,169	84.5%	$386,369	$268,140	44.1%
Scripps Networks	79,979	106,431	(24.9)%	310,336	389,278	(20.3)%
Other	(5,887)	(154)		(18,140)	359
Shared services and corporate	(21,343)	(19,749)	8.1%	(82,280)	(75,576)	8.9%
Acquisition and related integration costs	—	(4,791)		(1,642)	(40,373)
Restructuring costs	—	—		—	(9,436)
Depreciation and amortization of intangible assets	(40,104)	(39,578)		(160,433)	(161,922)
Gains (losses), net on disposal of property and equipment	(215)	(679)		(5,866)	30,275
Interest expense	(46,703)	(38,259)		(161,130)	(165,164)
Gain (loss) on extinguishment of debt	7,355	(1,572)		8,589	(15,347)
Defined benefit pension plan income (expense)	605	(93)		2,613	(343)
Gain on sale of Triton business	—	—		—	81,784
Losses on stock warrant	—	—		—	(99,118)
Miscellaneous, net	(3,222)	(8,585)		(1,953)	(15,469)
Income from continuing operations before income taxes	$122,092	$75,140		$276,463	$187,088

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2022	2021	Change	2022	2021	Change

Segment operating revenues:
Core advertising	$164,188	$183,476	(10.5)%	$626,095	$663,864	(5.7)%
Political	105,559	11,102		198,519	22,693
Distribution	160,049	151,806	5.4%	655,499	617,305	6.2%
Other	3,643	4,350	(16.3)%	14,244	15,606	(8.7)%
Total operating revenues	433,439	350,734	23.6%	1,494,357	1,319,468	13.3%
Segment costs and expenses:
Employee compensation and benefits	109,529	110,143	(0.6)%	425,840	433,989	(1.9)%
Programming	120,279	108,415	10.9%	481,712	438,719	9.8%
Other expenses	52,004	50,007	4.0%	200,436	178,620	12.2%
Total costs and expenses	281,812	268,565	4.9%	1,107,988	1,051,328	5.4%
Segment profit	$151,627	$82,169	84.5%	$386,369	$268,140	44.1%

Operating results for Scripps Networks segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2022	2021	Change	2022	2021	Change

Total operating revenues	$247,844	$272,938	(9.2)%	$961,242	$951,883	1.0%
Segment costs and expenses:
Employee compensation and benefits	30,533	30,464	0.2%	120,202	103,624	16.0%
Programming	88,495	85,808	3.1%	342,835	288,484	18.8%
Other expenses	48,837	50,235	(2.8)%	187,869	170,497	10.2%
Total costs and expenses	167,865	166,507	0.8%	650,906	562,605	15.7%
Segment profit	$79,979	$106,431	(24.9)%	$310,336	$389,278	(20.3)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$18,027	$66,223
Restricted cash	—	34,257
Other current assets	625,914	601,801
Total current assets	643,941	702,281
Investments	23,144	21,632
Property and equipment	458,600	456,945
Operating lease right-of-use assets	117,869	124,821
Goodwill	2,920,574	2,913,384
Other intangible assets	1,821,254	1,910,311
Programming	427,962	510,316
Miscellaneous	17,661	18,624
TOTAL ASSETS	$6,431,005	$6,658,314

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$82,710	$83,931
Unearned revenue	18,183	20,000
Current portion of long-term debt	18,612	18,612
Accrued expenses and other current liabilities	365,500	389,337
Total current liabilities	485,005	511,880
Long-term debt (less current portion)	2,853,793	3,129,393
Other liabilities (less current portion)	961,382	1,046,607
Total equity	2,130,825	1,970,434
TOTAL LIABILITIES AND EQUITY	$6,431,005	$6,658,314

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2022	2021	2022	2021

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$85,549	$52,817	$195,902	$115,899
Less income allocated to RSUs	(1,924)	(1,145)	(3,662)	(1,855)
Less preferred stock dividends	(12,576)	(12,576)	(50,305)	(49,372)
Numerator for basic and diluted earnings per share	$71,049	$39,096	$141,935	$64,672
Denominator
Basic weighted-average shares outstanding	83,455	82,533	83,220	82,327
Effect of dilutive securities	1,337	8,673	4,126	5,652
Diluted weighted-average shares outstanding	84,792	91,206	87,346	87,979

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and mandatory contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2022	2021	2022	2021

Income from continuing operations, net of tax	$85,549	$52,817	$195,902	$115,899
Provision for income taxes	36,543	22,323	80,561	71,189
Interest expense	46,703	38,259	161,130	165,164
Loss (gain) on extinguishment of debt	(7,355)	1,572	(8,589)	15,347
Defined benefit pension plan expense (income)	(605)	93	(2,613)	343
Share-based compensation costs	3,811	4,006	21,596	22,334
Depreciation	15,421	15,048	61,943	58,357
Amortization of intangible assets	24,683	24,530	98,490	103,565
Losses (gains), net on disposal of property and equipment	215	679	5,866	(30,275)
Acquisition and related integration costs	—	4,791	1,642	40,373
Restructuring costs	—	—	—	9,436
Gain on sale of Triton business	—	—	—	(81,784)
Losses on stock warrant	—	—	—	99,118
Miscellaneous, net	3,222	8,585	1,953	15,469
Adjusted EBITDA	208,187	172,703	617,881	604,535
Capital expenditures	(9,822)	(16,181)	(43,901)	(62,378)
Proceeds from FCC Repack	20	1,864	2,670	20,062
Preferred stock dividends	(12,000)	(12,000)	(48,000)	(45,067)
Interest paid	(27,008)	(15,441)	(150,796)	(126,257)
Income taxes paid, net of tax indemnification reimbursements	(5,066)	(27,660)	(61,573)	(85,621)
Mandatory contributions to defined retirement plans	(788)	(257)	(1,541)	(25,117)
Free cash flow	$153,523	$103,028	$314,740	$280,157